American Tax Credit Properties III L.P.

Supplement No. 6 dated January 15, 1992
to Prospectus dated February 7, 1990

This Supplement is part of, and should be read in conjunction with, the Prospectus of American Tax Credit Properties III L.P. (the "Partnership") dated February 7, 1990, as supplemented by Supplement No. 1 thereto dated June 6, 1990, Supplement No. 2 thereto dated November 21, 1990, Supplement No. 3 thereto dated December 20, 1990, Supplement No. 4 thereto dated October 30, 1991 and Supplement No. 5 thereto dated December 26, 1991 (collectively, the "Prospectus"). Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise defined herein.

INVESTOR CLOSINGS

An initial closing on the sale of Units occurred on June 13, 1990 at which time the Partnership issued to subscribers Units in the aggregate amount of $19,730,000, representing 19,730 Units. A second closing on the sale of units occurred on December 27, 1990 at which time the Partnership issued to subscribers an additional $9,622,000, representing 9,622 Units. A third closing on the sale of Units occurred on December 31, 1991 at which time the Partnership issued to subscribers an additional $5,227,000 representing 5,227 Units. A fourth closing on the sale of Units is expected to occur on January 23, 1992. The Offering terminated on December 31, 1991.

ALLOCATION OF LOW-INCOME CREDITS

Those investors who subscribed for Units prior to December 27, 1991 and were admitted to the Partnership at the third closing of the sale of Units which occurred on December 31, 1991 will be allocated Low-Income Credits in 1991. Those investors who subscribed for Units subsequent to December 26, 1991 and prior to January 1, 1992, will be admitted to the Partnership at the fourth closing, which is expected to occur on January 23, 1992, and will not be allocated Low-Income Credits in 1991, but will be allocated Low-Income Credits beginning January 1992.

SPECIFIED INVESTMENTS

The Partnership has identified for investment Local Partnership Interests in Prince Hall Associates, Ltd. (the "Capitol Park Local Partnership"), an Oklahoma limited partnership, which is developing Capitol Park Apartments in Oklahoma City, Oklahoma; Westminster Limited Partnership (the "Westminster Local Partnership"), a Pennsylvania limited partnership which is developing the Westminster Apartments in Philadelphia, Pennsylvania; and Fulton Street Houses Limited Partnership (the "Fulton Street Local Partnership"), a to-be-formed New York limited partnership, the general partner of which has developed the Fulton Street Townhouse Apartments, in New York.

THE IDENTIFICATION OF THE ABOVE-DESCRIBED INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SATISFACTION OF SIGNIFICANT CONDITIONS PRECEDENT INCLUDING, BUT NOT LIMITED TO RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL.

In this and prior supplements to the Prospectus, the Partnership has identified for investment local partnership interests which are likely to account for allocable Gross Proceeds in excess of the amount expected to be raised through the termination of the Offering. Additionally, if the Partnership elects not to or is unable to commit for investment, by February 28, 1992, in any of the local partnerships which the Partnership has identified for investment and if the General Partner believes it to be in the best interest of the Partnership, the

General Partner may either (i) substitute local partnerships from among those identified for investment or (ii) substitute local partnerships which have not been identified for investment by the Partnership, but which meet the Partnership's business objectives and investment policies. Accordingly, some of the local partnerships described herein and in previous Supplements may not be invested in by the Partnership.

CAPITOL PARK APARTMENTS
OKLAHOMA CITY, OKLAHOMA

As of the date of this Supplement, the Partnership has entered into a letter of intent to acquire a 99% limited partnership interest in the Capitol Park Local Partnership, which is the owner of the Capitol Park Apartments (the "Capitol Park Complex"). As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Capitol Park Complex.

Description of the Property. The Capitol Park Complex consists of 36 two-story brick buildings consisting of 184 units, a laundry building and a community office building. The buildings were originally constructed in 1970. The rehabilitation of the buildings will include new roofs, air conditioning, heating, plumbing, electrical systems, carpeting, bathrooms, kitchen cabinets and appliances where necessary.

The following is a breakdown of the apartment units contained in the Capitol Park Complex and the anticipated rental rates for leases commencing during 1992:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
Efficiency/1 BA	20	397	$210
1 BR/1 BA	28	531	$237
2 BR/1 BA	64	691	$281
3 BR/1 BA	68	861	$323
4 BR/2 BA	4	1,064	$356

The rehabilitation of the Capitol Park Complex commenced in January 1991 and is expected to be substantially completed by April 1992. Pursuant to a Housing Assistance Payment Contract, it is anticipated that all of the units will receive Section 8 rental subsidies. The Section 8 rental subsidies permit qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent for such units to be paid by the federal government. All leases will be for a term of one year. See "Investment Objectives and Policies--Section 8 Housing Assistance" and "--Section 8 Program Modifications and Congressional Hearings" in the Prospectus. All leases will be for a term of one year.

Local General Partner. The Local General Partner of the Capitol Park Local Partnership is George F. Carnes. George F. Carnes has been involved in the development and construction of real estate since 1962, and has acted as general partner for more than 14 real estate partnerships which have developed low-income apartment complexes consisting of a total of 1,412 apartment units.

Management Agent. The Management Agent for the Capitol Park Complex is expected to be Citadel Management Company ("Citadel"), an Affiliate of the Local General Partner. Citadel has been involved in the management of low-income housing for over six years, and currently manages over 4,400 subsidized apartment units located in Oklahoma and Texas.

Community Profile. The Capitol Park Complex is located on North Kelley Street in Oklahoma City, Oklahoma. The immediate area east, north and south of the Capitol Park Complex is comprised predominantly of residential single-family housing. To the north of the Capitol Park Complex are office and state government

buildings, including the State Capitol and the Governor's mansion. The Capitol Park Complex is located two miles from shopping and hospital facilities.

Partnership Investment. The Capitol Park Local Partnership purchased the property comprising the Capitol Park Complex in an arm's-length transaction for a total price of approximately $250,000. Based upon estimates provided by the Local General Partner, aggregate rehabilitation costs, including the purchase price of the Capitol Park Complex, are expected to be approximately $3,602,000. The amount of the Property Development Fee payable by the Capitol Park Local Partnership to the Local General Partner or its Affiliates will depend upon the actual costs of the rehabilitation of the Property and, therefore, cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Capitol Park Local Partnership may be paid as a Property Development Fee. Such amount is included in the projected rehabilitation costs of the Capitol Park Complex.

The Partnership expects to acquire a 99% limited partnership interest in the Capitol Park Local Partnership by making a capital contribution to the Capitol Park Local Partnership of approximately $1,776,000 payable as follows: (a) approximately $812,000 when the Partnership is admitted to the Capitol Park Local Partnership, (b) approximately $151,500 in 1992, (c) approximately $271,000 at completion of the rehabilitation, and (d) approximately $541,500 when the Capitol Park Complex has achieved break-even operations.

It is expected that the Capitol Park Local Partnership Agreement will provide for (i) adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Capitol Park Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.5 times the Partnership's allocable Gross Proceeds attributable to its investment in the Capitol Park Local Partnership, and (ii) reimbursement to the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. In addition, it is expected that the Capitol Park Local Partnership Agreement will provide that the Local General Partner will agree to purchase the Partnership's interests in the Capitol Park Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership in the Capitol Park Local Partnership, at the option of the Partnership, if completion of construction of the Capitol Park Complex or certain other events do not occur in a timely manner.

It is expected that a Rehabilitation/Acquisition Services Fee and non-accountable Rehabilitation/Acquisition Services Expense Allowance in the aggregate amount of approximately $151,500 (in accordance with the guidelines set forth in the Prospectus) will be paid by the Capitol Park Local Partnership to the General Partner subsequent to the admission of the Partnership to the Capitol Park Local Partnership.

Financing. The Oklahoma County Housing Finance Agency ("OCHFA") has issued taxable bonds, the proceeds of which have been used to provide a permanent loan for the acquisition and rehabilitation of the Capitol Park Complex, in the principal amount of approximately $1,825,000. The OCHFA loan will bear interest at 10.5% per annum over the 15-year term of the loan.

It is anticipated that the OCHFA loan documents will not limit distributions of cash to the Capitol Park Local Partnership. However, there can be no assurance that any funds will be available for distribution to the partners of the Capitol Park Local Partnership. Rehabilitation costs for the Capitol Park Complex will be funded by the Partnership's investment and the mortgage loan described above. The Local General Partner will be responsible for administering the rehabilitation of the Capitol Park Complex.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, and (ii) an annual Local Partnership Administration Fee

to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining, after payment of all debts of the Capitol Park Local Partnership (including Operating Loans) and establishment of reserves, are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Capitol Park Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of $5,000, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Capitol Park Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is expected that the Local General Partner will provide Operating Loans, to the Capitol Park Local Partnership up to a maximum amount of $200,000, to fund operating deficits occurring during the 3-year period commencing with the later of (i) achievement of break-even operations for 3 months or (ii) commencement of the permanent phase of the mortgage loan. Prior to such period, it is expected that the Local General Partner will be obligated to fund all short-falls in the costs of developing and operating the Capitol Park Complex. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Capitol Park Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to fund Operating Loans at such time, if the Capitol Park Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Capitol Park Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors--Risks Associated with the Financial Resources of the Local General Partners or Guarantors" in the Prospectus.

Low-Income Credits. The Capitol Park Local Partnership has received a reservation of approximately $3,314,710 of Low-Income Credits over a ten-year period (approximately $331,471 per year). Such allocation was determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Capitol Park Complex. The actual Low-Income Credits generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Capitol Park Local Partnership.

Insurance. The Local General Partner, on behalf of the Capitol Park Local Partnership, will obtain and maintain insurance for the Capitol Park Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

WESTMINSTER APARTMENTS
PHILADELPHIA, PENNSYLVANIA

As of the date of this Supplement, the Partnership has entered into a letter of intent to acquire a 99% limited partnership interest in the Westminster Local Partnership, which is expected to be the owner of the Westminster Apartments (the "Westminster Complex"). As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Westminster Complex.

Description of the Property. The Westminster Complex consists of five three-story brick buildings consisting of 42 units. The buildings were originally constructed in the early 1920's. It is anticipated that the rehabilitation of the buildings will include new heating, plumbing and electrical systems, and that each apartment will have new carpeting, bathroom, kitchen and appliances.

The following is a breakdown of the apartment units contained in the Westminster Complex and the anticipated rental rates for leases commencing during 1992:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
Efficiency/1 BA	5	315	$285-427
1 BR/1 BA	6	420	$305-386
2 BR/1 BA	26	752	$464-610
3 BR/1 BA	5	985	$536-763

The rehabilitation of the Westminster Complex is expected to commence in January 1992 and is expected to be substantially completed by August 1992. It is anticipated that the Westminster Complex will be designated as eligible to accept tenants holding Section 8 Certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Although the Westminster Complex may be so designated, there can be no assurance that families holding Section 8 Certificates will choose to rent apartments in the Westminster Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year Compliance Period. See "Investment Objectives and Policies--Section 8 Housing Assistance" and "--Section 8 Program Modifications and Congressional Hearings" in the Prospectus. All leases will be for a term of one year.

Local General Partner. It is anticipated that the Local General Partner of the Westminster Local Partnership will be D&L Partnership, a Pennsylvania general partnership.

The partners of D&L Partnership are Leonard H. Goldman and Daniel Banks. Mr. Goldman has been involved in the finance and development of real estate since 1981, and has acted as general partner for more than 30 real estate partnerships which have acquired market-rate and low-income apartment complexes, shopping centers, office buildings and hotels. Mr. Banks is the principal of the Management Agent for the Westminster Complex, as described below.

Management Agent. The Management Agent for the Westminster Complex is expected to be Banks Management Co., an Affiliate of David Banks ("Banks"). Banks has been involved in the ownership, rehabilitation and management of low-income housing for over thirty years. Banks Management Company currently manages over 535 subsidized apartments in Philadelphia.

Community Profile. The non-contiguous properties comprising the Westminster Complex are located on 52nd Street between Westminster and Wyalusing Avenue in West Philadelphia, less than one mile from the University of Pennsylvania. Urban renewal activity nearby has consisted mainly of spot rehabilitation and demolition of formerly under-utilized buildings which have been replaced with condominium and townhouse-style housing. The immediate area north, south and west of the Westminster Complex is comprised predominantly of residential townhouses.

Partnership Investment. The Westminster Local Partnership is expected to purchase the properties comprising the Westminster Complex in an arm's-length transaction for a total price of approximately $475,000. Based upon estimates provided by the Local General Partner, aggregate rehabilitation costs, including the purchase price of the Westminster Complex, are expected to be approximately $2,000,000. The amount of the Property Development Fee payable by the Westminster Local Partnership to the Local General Partner or its Affiliates will depend upon the actual costs of the rehabilitation of the Property and, therefore, cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Westminster Local Partnership may be paid as a Property Development Fee. Such amount is included in the projected rehabilitation costs of the Westminster Complex.

The Partnership's investment in the Westminster Local Partnership is expected to occur in conjunction with, and will be a prerequisite to, the initial disbursement of construction loan financing. The Partnership expects to acquire a 99% limited partnership interest in the Westminster Local Partnership by making a capital

contribution to the Westminster Local Partnership of approximately $1,050,000 payable as follows: (a) approximately $348,000 when the Partnership is admitted to the Westminster Local Partnership, (b) approximately $90,000 in 1992, (c) approximately $306,000 at completion of the rehabilitation, and (d) approximately $306,000 when the Westminster Complex has achieved break-even operations.

It is expected that the Westminster Local Partnership Agreement will provide for (i) adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Westminster Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.6 times the Partnership's allocable Gross Proceeds attributable to its investment in the Westminster Local Partnership, and (ii) reimbursement to the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. In addition, it is expected that the Westminster Local Partnership Agreement will provide that the Local General Partner will agree to purchase the Partnership's interests in the Westminster Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership in the Westminster Local Partnership, at the option of the Partnership, if completion of construction of the Westminster Complex or certain other events do not occur in a timely manner.

It is expected that a Rehabilitation/Acquisition Services Fee and non-accountable Rehabilitation/Acquisition Services Expense Allowance in the aggregate amount of approximately $90,000 (in accordance with the guidelines set forth in the Prospectus) will be paid by the Westminster Local Partnership to the General Partner subsequent to the admission of the Partnership to the Westminster Local Partnership.

Financing. It is anticipated that the Pennsylvania Housing Finance Agency ("PHFA") will issue its taxable bonds, the proceeds of which are expected to be used to provide a construction and permanent loan for the acquisition and rehabilitation of the Westminster Complex, in the principal amount of approximately $750,000. It is anticipated that the PHFA loan will bear interest at 8% per annum during the construction period, and approximately 9.75% per annum over the 25-year term of the permanent phase of the loan.

It is anticipated that additional financing for rehabilitation costs will be provided by a loan in the amount of $840,000 from the PHFA HOMES Program. Such loan is expected to bear interest over its 15-year term at 1% per annum and to permit deferral of debt service payments in any year in which revenues of the Westminster Complex are insufficient to pay debt service. Any amount so deferred must be paid in the next year in which revenues are sufficient to pay debt service, and if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Westminster Local Partnership.

It is anticipated that the PHFA loan documents will limit distributions of cash to 15% of the Local Partnership's equity as calculated by PHFA. There can be no assurance that any funds will be available for distribution to the partners of the Westminster Local Partnership. Rehabilitation costs for the Westminster Complex will be funded by the Partnership's investment and the mortgage loans described above. The Local General Partner will be responsible for administering the rehabilitation of the Westminster Complex.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, and (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining, after payment of all debts of the Westminster Local Partnership (including Operating Loans) and establishment of reserves, are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Westminster Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership

of $5,000, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Westminster Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is expected that the Local General Partner will provide Operating Loans to the Westminster Local Partnership to fund operating deficits occurring during the 15-year period commencing with the later of (i) achievement of break-even operations for 3 months or (ii) commencement of the permanent phase of the mortgage loans. Prior to such period, it is expected that the Local General Partner will be obligated to fund all short-falls in the costs of developing and operating the Westminster Complex. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Westminster Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to fund Operating Loans at such time, if the Westminster Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Westminster Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors--Risks Associated with the Financial Resources of the Local General Partners or Guarantors" in the Prospectus.

Low-Income Credits. The Westminster Local Partnership has received a reservation of approximately $2,086,520 of Low-Income Credits over a ten-year period (approximately $208,652 per year). Such allocation was determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Westminster Complex. The actual Low-Income Credits generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Westminster Local Partnership.

Insurance. The Local General Partner, on behalf of the Westminster Local Partnership, will obtain and maintain insurance for the Westminster Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

FULTON STREET TOWNHOUSE APARTMENTS
NEW YORK, NEW YORK

As of the date of this Supplement, the Partnership has entered into a letter of intent to acquire a 99% limited partnership interest in the Fulton Street Local Partnership which is expected to acquire, own, and operate the Fulton Street Townhouse Apartments (the "Fulton Street Complex"). The Bedford Stuyvesant Restoration Corporation ("BSRC"), a non-profit corporation, developed and presently owns the Fulton Street Complex and is expected to convey the Fulton Street Complex to the Fulton Street Local Partnership, of which an affiliate of BSRC will be the Local General Partner, prior to the admission of the Partnership to the Fulton Street Local Partnership. As of the date of this Supplement, no other agreements have been entered into by the Partnership relating to the Fulton Street Complex.

Description of the Property. The Fulton Street Complex consists of one 5-story brick building consisting of 35 units. The building was originally constructed in the 1920's. The rehabilitation of the building was substantially completed in June 1991, and includes new heating, plumbing and electrical systems, and each apartment has new flooring, bathrooms, kitchens and appliances.

The following is a breakdown of the apartment units contained in the Fulton Street Complex and the anticipated rental rates for leases commencing during 1992:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
Efficiency/1 BA	9	690	$399
1 BR/1 BA	12	920	$490
2 BR/1 BA	5	1150	$578
3 BR/1 BA	9	1370	$732

The rehabilitation of the Fulton Street Complex commenced in June 1990 and was substantially completed in June 1991. It is anticipated that the Fulton Street Complex will be designated as eligible to accept tenants holding Section 8 Certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Although the Fulton Street Complex may be so designated, there can be no assurance that families holding Section 8 Certificates will choose to rent apartments in the Fulton Street Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year Compliance Period. See "Investment Objectives and Policies--Section 8 Housing Assistance" and "--Section 8 Programs and Congressional Hearings Relating to HUD" in the Prospectus. All leases will be for a term of one year.

Local General Partner. It is anticipated that the Local General Partner of the Fulton Street Local Partnership will be RDC of Bedford Stuyvesant Inc., an affiliate of BSRC, a New York not-for-profit corporation. Formed in 1967, BSRC and its affiliates (including RDC of Bedford Stuyvesant, Inc.) have developed over 2,200 units of low-income housing and provided facade improvements to over 4,200 homes. In addition, BSRC has developed 330,000 square feet of commercial space and has renovated 50 retail buildings within New York City.

Management Agent. The Management Agent for the Fulton Street Complex is expected to be Dearborne Management Inc. ("Dearborne"). Dearborne has been involved in the management of low-income housing for over ten years, and manages over 900 subsidized apartment units located in New York City.

Community Profile. The property comprising the Fulton Street Complex is located on Fulton Street between Howard Street and Ralph Street in Brooklyn, New York, approximately 2.5 miles from the central business district. Urban renewal activity nearby has consisted mainly of spot rehabilitation and demolition of formerly under-utilized buildings which have been replaced with both moderate income rental and home ownership properties. The immediate area north, south and west of the Fulton Street Complex is comprised predominantly of residential townhouses and buildings.

Partnership Investment. Based upon estimates provided by the Local General Partner, aggregate rehabilitation costs, including the purchase price of the Fulton Street Complex, are expected to be approximately $6,030,000. The amount of the Property Development Fee payable by the Fulton Street Local Partnership to the Local General Partner or its Affiliates will depend upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Fulton Street Local Partnership may be paid as a Property Development Fee. Such amount is included in the projected rehabilitation costs of the Fulton Street Complex.

The Partnership's investment in the Fulton Street Local Partnership is expected to occur in conjunction with, and will be a prerequisite to, the initial disbursement of permanent loan financing. The Partnership expects to acquire a 99% limited partnership interest in the Fulton Street Local Partnership by making a capital contribution to the Fulton Street Local Partnership of approximately $1,999,000, payable as follows: (a) approximately $815,000 when the Partnership is admitted to the Fulton Street Local Partnership, (b) approximately $188,000 in 1992, (c) approximately $392,000 at completion of the rehabilitation, and (d) approximately $604,000 when the Fulton Street Complex has achieved break-even operations.

It is expected that the Fulton Street Local Partnership Agreement will be amended to provide for (i) adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Fulton Street Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.8 times the Partnership's allocable Gross Proceeds attributable to its investment in the Fulton Street Local Partnership and (ii) reimbursement to the Partnership by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. In addition, it is expected that the Fulton Street Local Partnership Agreement will be amended to provide that the Local General Partner will agree to purchase the Partnership's interests in the Fulton Street Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership in the Fulton Street Local Partnership, at the option of the Partnership, if final determination of the rehabilitation costs of the Fulton Street Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in the aggregate amount of $188,000 will be paid by the Fulton Street Local Partnership to the General Partner subsequent to the admission of the Partnership to the Fulton Street Local Partnership.

Financing. It is anticipated that the New York City Department of Housing Preservation and Development ("HPD") will provide a permanent loan for the acquisition and rehabilitation of the Fulton Street Complex, in the principal amount of $4,030,545. It is expected that the HPD loan will bear interest at 1% per annum over the 25-year term of the permanent loan with such interest payable from surplus cash.

It is anticipated that the HPD loan documents may limit distributions of cash flow. There can be no assurance that any funds will be available for distribution to the partners of the Fulton Street Local Partnership. Rehabilitation costs for the Fulton Street Complex will be funded by the Partnership's investment and the mortgage loan described above.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans and, (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Fulton Street Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Fulton Street Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of $10,000, to the extent that in any of the first 18 years there is less than a $10,000 distribution from Operating Cash Flow by the Fulton Street Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating loans.

Operating Loans. It is expected that the Local General Partner will provide Operating Loans, to the Fulton Street Local Partnership to fund operating deficits occurring during the 15-year period commencing with the achievement of break-even operations. Prior to such period, it is expected that the Local General Partner will be obligated to fund all short-falls in the costs of developing and operating the Fulton Street Complex. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Fulton Street Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to fund Operating Loans at such time, if the Fulton Street Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Fulton

Street Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors--Reliance on Local General Partners" in the Prospectus.

Low-Income Credits. The Fulton Street Local Partnership has received a reservation of approximately $4,500,000 of Low-Income Credits over a ten-year period (approximately $450,000 per year). Such allocation was determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Fulton Street Complex. The actual Low-Income Credit generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Fulton Street Local Partnership.

Insurance. The Local General Partner, on behalf of the Fulton Street Local Partnership, will obtain and maintain insurance for the Fulton Street Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.